UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2015

HANNON ARMSTRONG SUSTAINABLE

INFRASTRUCTURE CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35877	46-1347456
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1906 Towne Centre Blvd, Suite 370 Annapolis,

Maryland 21401

(Address of principal executive offices)

(410) 571-9860

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 29, 2015, the Company, through an indirect subsidiary (the “Borrower”), entered into a credit agreement (the “Credit Agreement”), with Deutsche Bank AG acting as administrative agent, under which it borrowed $161.6 million of non-recourse fixed rate debt. The loan, which is referred to herein as the Term Loan, is secured by the Company’s indirect ownership interest in the Borrower, as well as all assets of the Borrower, including loans from the Borrower, as lender, to managing members of funds holding portfolios of residential solar projects that indirect subsidiaries of the Company had previously originated. Under the Credit Agreement, the lenders can only look to the cash flows of the pledged assets to satisfy the debt and the Company is not liable for nonpayment of such cash flows.

The Term Loan bears interest at a fixed rate per annum equal to 4.9%. Principal and interest will be paid quarterly starting in February 2016 based upon scheduled principal payments. The scheduled maturity date of the Term Loan is December 29, 2020 and the expected remaining debt balance to be repaid at the maturity date is $132.2 million. Approximately $92.1 million of the proceeds from the Term Loan were used to pay down outstanding balances under the project financing loan agreement portion of the Company’s previously disclosed existing senior secured revolving credit facility.

After giving effect to the Term Loan, together with approximately $130 million of other debt and interest rate hedging transactions entered into during the fourth quarter of 2015, the Company’s fixed rate debt as of December 31, 2015 was at the high end of the Company’s previous guidance of 50% to 70% of total borrowings. As the Company has historically done, it calculated this ratio exclusive of securitizations that are not consolidated on the Company’s balance sheet (where the collateral is typically borrowings with U.S. government obligors) and match funded other nonrecourse debt that is consolidated on the Company’s balance sheet.

The foregoing estimate of fixed rate to total debt is a preliminary calculation and may change upon completion of the Company’s financial statements for the year ended December 31, 2015 and any such change could be material.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

January 5, 2016	By:	/s/ Steven L. Chuslo
	Name:	Steven L. Chuslo
	Title:	Executive Vice President and General Counsel